POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby revokes all prior powers granted by the undersigned to the extent inconsistent herewith and constitutes and appoints Christopher J. Bricker, Eric C. Freed, Nancy E. Hay, Stephen J. Laffey and Emilie D. Wrapp and each of them, to act severally as attorney-in-fact and agent, with power of substitution and resubstitution, for the undersigned in any and all capacities, solely for the purpose of signing the Registration Statement, and any amendments thereto, of AllianceBernstein Multi-Manager Alternative Fund (or such other name as the fund may use from time to time), and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

By:	/s/ Carter F. Wolfe
Name:	Carter F. Wolfe
Dated:	July 28, 2014

By:	/s/ Jeanette Loeb
Name:	Jeanette Loeb
Dated:	July 26, 2014

By:	/s/ Lawrence D. Haber
Name:	Lawrence D. Haber
Dated:	July 25, 2014